AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                          MARCH 27, 1996

                                       COMMISSION FILE NO. 1-5471

                     SCHEDULE 14A INFORMATION

   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                       EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement    [ ]  Confidential, for Use
                                        of the Commission Only
                                        (as permitted by Rule
                                        14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        GLOBAL MARINE INC.
         (Name of Registrant as Specified in Its Charter)

                               N/A
            (Name of Person(s) Filing Proxy Statement,
                    if other than Registrant)


Payment of Filing Fee the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2) or Item 22(a) (2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2)  Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4)  Proposed maximum aggregate value of transaction:  N/A

(5)  Total fee paid:  N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously Paid:  N/A

(2)  Form, Schedule or Registration Statement No.:  N/A

(3)  Filing Party:  N/A

(4)  Date Filed:  N/A




[LOGO]                  GLOBAL MARINE INC.


                        NOTICE OF MEETING


     The Annual Meeting of Stockholders of Global Marine Inc. will be held in the Texas Ballroom, Houston Marriott Westside Hotel,
13210 Katy Freeway, Houston, Texas on Wednesday, May 8, 1996 at
9:00 a.m. for the following purposes:

     1. To elect three directors, each to serve for a term of three years.

     2. To act upon a proposal to amend the Company's 1989 Stock Option and Incentive Plan and approve performance-based compensation in accordance with certain requirements under Section 162(m) of the Internal Revenue Code.

     3. To ratify the appointment of independent certified public accountants for the Company and its subsidiaries.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of the Company's Common Stock at the close of business on March 15, 1996 will be entitled to vote as set forth in the accompanying Proxy Statement at the meeting and any postponement or adjournment thereof.

                                   JOHN G. RYAN
                                   Corporate Secretary

Houston, Texas
March 29, 1996



IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING,
WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.





                         PROXY STATEMENT


     This proxy statement is being furnished to the stockholders of Global Marine Inc. in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held on May 8, 1996 and any postponement or adjournment thereof. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is March 29, 1996.

     At the Annual Meeting, the holders of shares of common stock, par value $.10 per share, of the Company (the "Common Stock") will be asked to consider and vote upon (i) the election of three persons to serve on the Board of Directors of the Company, each for a three-year term, (ii) a proposal to amend the Company's 1989 Stock Option and Incentive Plan and approve certain performance-based compensation to satisfy certain requirements under Section 162(m) of the Internal Revenue Code, and (iii) a proposal to ratify the Board of Directors' appointment of Coopers & Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries for fiscal year 1996.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the Board of Directors' nominees for directors, FOR the proposal to amend the Company's 1989 Stock Option and Incentive Plan and approve certain performance-based compensation, and FOR the proposal to ratify the Board of Directors' appointment of Coopers & Lybrand L.L.P. as independent auditors for fiscal year 1996. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Corporate Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Corporate Secretary of the Company at the Company's principal executive offices, 777 North Eldridge Road, Houston, Texas 77079.

     The close of business on March 15, 1996 is the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On March 15, 1996, there were issued and outstanding 167,036,700 shares of Common Stock, constituting the only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of March 15, 1996, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

     Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon except the election of directors. In the election of directors, the holders of Common Stock are entitled to cumulate their votes, with each share having a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The individuals named in the accompanying proxy will have discretionary authority to cumulate votes among candidates. A stockholder giving and not rescinding the accompanying proxy will not have the ability to direct that his votes be cumulated.

     With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will not be counted in favor of or against any nominee. Abstentions may be specified on the two proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on either the proposal to amend the 1989
Stock Option and Incentive Plan and approve certain performance-based compensation or the proposal to ratify the appointment of independent auditors will have the effect of a negative vote because approval of each proposal requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Under applicable law of the state of Delaware, which is the Company's state of incorporation, a broker non-vote (i.e., the shares are voted by the broker on at least one matter but not on the matter in question) will have no effect on the outcome of the election of directors but will have the same effect as a vote against the proposal to amend the Company's 1989 Stock Option and Incentive Plan and approve certain performance-based compensation and the proposal to ratify the appointment of independent auditors. Also under Delaware law, for quorum purposes, the total votes received, including abstentions, would be counted in determining the number of shares present at the meeting, and broker non-votes would not be relevant because, by definition, those shares would have been voted on at least one matter and therefore would be counted for quorum purposes.

     The Company's Annual Report for the year ended December 31, 1995, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 1995 and 1994, respectively, and audited consolidated statements of income and cash flows for the three years ended December 31, 1995, 1994 and 1993, respectively, has been mailed to stockholders of record as of March 15, 1996.

     The cost of this solicitation will be borne by the Company.
It is expected that the solicitation of proxies will be primarily by mail, telephone and facsimile. The Company has arranged for Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 to solicit proxies in such manner at a cost of $7,500, plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial owners of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 15, 1996, of more than 5% of the Company's Common Stock.


NAME AND ADDRESS                   SHARES               PERCENT
OF BENEFICIAL OWNER           BENEFICIALLY OWNED      OF CLASS(1)
Merrill Lynch & Co. Inc.(2)        16,319,400            9.77%
World Financial Center,
North Tower
250 Vesey Street
New York,  New York 10281

FMR Corp.(3)                       14,108,700            8.45%
82 Devonshire Street
Boston, Massachusetts 02109

The Equitable Companies
Incorporated(4)                     8,527,600            5.11%
787 Seventh Avenue
New York, New York 10019

__________________

(1) The percentages are based on the number of issued and outstanding shares of Common Stock at March 15, 1996.

(2) The number of shares indicated is based on Amendment No. 2 to a statement on Schedule 13G, dated February 13, 1996, which was filed jointly by Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM"), and Merrill Lynch Growth Fund for Investment & Retirement (the "Fund"). Each of ML&Co., ML Group and PSI are parent holding companies and PSI is general partner of MLAM. MLAM is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Each of ML&Co., ML Group, PSI, MLAM and the Fund disclaim beneficial ownership of the shares.

(3)  The number of shares indicated is based on a statement on
     Schedule 13G, dated February 14, 1996, which was filed jointly by FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson. FMR is the parent holding company of certain investment companies and investment advisory and management companies, some of which may also be deemed to be beneficial owners of more than 5% of the Company's Common Stock by virtue of their interest in some or all of the same shares reported as being beneficially owned by FMR. Edward C. Johnson 3d is Chairman of FMR and Abigail P. Johnson is a Director of FMR. Through their ownership of voting stock in FMR and the execution of a shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

(4) The number of shares indicated is based on Amendment No. 1 to a statement on Schedule 13G, dated January 9, 1996, which was filed jointly by five French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle), as a group, AXA, the Equitable Companies Incorporated and their subsidiaries. According to the filing, the shares are beneficially owned by subsidiaries of The Equitable Companies Incorporated, as follows: (i) 806,500 shares (less than 1%) by The Equitable Life Assurance Society of the United States and (ii) 7,721,100 shares (4.62%) by Alliance Capital Management L.P.

     The following table sets forth, as of March 15, 1996, the beneficial ownership of the Company's Common Stock by each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, such persons and all other current executive officers, based on information provided by such persons.

                                SHARES
                                BENEFICIALLY               PERCENT
      NAME                      OWNED (a)              OF CLASS (b)
Patrick M. Ahern                  20,713(c)                   -
Donald B. Brown                   22,216(c)                   -
Edward J. Campbell                28,059(c)                   -
Thomas W. Cason                    3,000                      -
Peter T. Flawn                    19,500(c)                   -
John M. Galvin                    23,000(c)                   -
Gary L. Kott                     525,950(d)                   -
Lynn L. Leigh                     45,664(c)                   -
C. Russell Luigs               1,494,016(d)(e)                -
Jon A. Marshall                  461,666(d)                   -
Jerry C. Martin                  750,965(d)                   -
Paul J. Powers                     1,500                      -
John G. Ryan                     664,618(d)                   -
Sidney A. Shuman                  23,829(c)                   -
William R. Thomas                 27,460(c)                   -
All of the above and other
  executive officers as a
  group (19 persons)           5,016,239(c)(d)(e)           2.93%
_______________________

(a) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(b) As of March 15, 1996, no director or executive officer owned more than one percent of the Common Stock outstanding.

(c) Includes shares that may be acquired within sixty days of March 15, 1996 through the exercise of non-employee director stock options, as follows: 20,500 shares each for Messrs. Brown, Galvin, Leigh and Shuman; 19,000 shares each for Messrs. Ahern and Campbell; 14,500 shares for Mr. Flawn; 7,500 shares for Mr. Thomas; and 142,000 shares for the group.

(d) Includes shares that may be acquired within sixty days of March 15, 1996 through the exercise of employee stock options, as follows: Mr. Kott, 430,000; Mr. Luigs, 1,262,917; Mr. Marshall, 430,900; Mr. Martin, 616,667; Mr. Ryan, 526,667; and
     the group, 4,100,080.

(e) Includes 28,649 shares attributable to Mr. Luigs' account under the Company's 401(k) Savings Incentive Plan at March 15, 1996.


ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of twelve directors divided into three classes serving staggered terms of three years each. Eight of the Company's current directors are serving in two classes with terms that continue beyond the 1996 Annual Meeting of Stockholders, and they are not subject to election at this meeting. Four directors serve in a class with terms that expire at the 1996 Annual Meeting of Stockholders, and three of these directors are nominees for reelection at this meeting. These nominees are Donald B. Brown, Thomas W. Cason and Jerry C. Martin. The fourth director in this class, Sidney A. Shuman, is retiring and will not stand for reelection at the 1996 Annual Meeting. Each of the three directors to be elected at the 1996 Annual Meeting of Stockholders will serve a term of three years to expire at the 1999 Annual Meeting of Stockholders or until his successor is elected and qualifies. The candidates, up to the number of directors to be elected, receiving the highest number of votes cast by holders of the Common Stock, in person or by proxy, will be elected.

     It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1996 Annual Meeting for the election of Messrs. Brown, Cason and Martin. Although the Company does not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

     Further information concerning the nominees for election as directors at the 1996 Annual Meeting of Stockholders, including their business experience during the past five years, appears below.

                  NOMINEES - FOR TERMS OF OFFICE
       EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

     Donald B. Brown, 69, is an investor and a consultant to the energy exploration and development industry. He was first elected a director of the Company in 1982.

     Thomas W. Cason, 53, served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995, and continues to be associated with The Hiller Group, which has been managing Key Tronic's turnaround. Key Tronic is the world's largest independent producer of computer keyboards and other input devices. Mr. Cason previously held various management positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes. Mr. Cason is also a director of Key Tronic Corporation. He was elected a director of the Company in August 1995.

     Jerry C. Martin, 63, has been the Company's Senior Vice
President and Chief Financial Officer since 1985. Prior to 1985, he held various positions with Global Marine Drilling Company, the Company's major operating subsidiary. Mr. Martin was first elected a director of the Company in 1993.

     The members of the Board of Directors who are not subject to election at the 1996 Annual Meeting are as follows.

           CONTINUING DIRECTORS - WITH TERMS OF OFFICE
       EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

     Patrick M. Ahern, 55, is a private investor, and he is a senior partner in Ahern and Partners, L.P., a private investment and advisory partnership. He was first elected a director of the Company in 1987.

     C. Russell Luigs, 62, is Chairman of the Board, President and
Chief Executive Officer of the Company.   Mr. Luigs was first
elected a director of the Company in 1977.

     Paul J. Powers, 61, has been Chairman of the Board and Chief Executive Officer of Commercial Intertech Corporation since 1987. Commercial Intertech is a multi-national manufacturer of hydraulic systems, fluid purification systems, Astron pre-engineered buildings and metal products. Mr. Powers is also a director of Acme-Cleveland Corp., Ohio Edison Company and Twin Disc, Inc. Mr. Powers was elected a director of the Company in August 1995.

     William R. Thomas, 75, is the Company's retired Senior Vice
President, Finance. He is also a director of Bank of the West and AeroVironment Inc. Mr. Thomas was first elected a director of the Company in 1978.

           CONTINUING DIRECTORS - WITH TERMS OF OFFICE
       EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS

     Edward J. Campbell, 68, was President of J. I. Case Company, at the time a wholly-owned subsidiary of Tenneco Inc., from January 1992 until his retirement in 1994. J. I. Case is a manufacturer of farm and construction equipment. From 1979 through 1991, Mr. Campbell was President and Chief Executive Officer of Newport News Shipbuilding & Dry Dock Co., also a wholly-owned subsidiary of Tenneco Inc. He is also a director of Zurn Industries, Inc., Titan Wheel International, Inc. and the American Bureau of Shipping (ABS)
Group of Companies.   Mr. Campbell was first elected a director of
the Company in 1981.

     Peter T. Flawn, 70, has been prominent in the field of geology for many years as an academician, author and consultant, and he is a former president of the University of Texas at Austin. He is also a director of Harte-Hanks Communications, Inc., Input/Output, Inc., National Instruments Corp., and Tenneco Inc. Dr. Flawn was first elected a director of the Company in 1989.

     John M. Galvin, 63, has been a private investor and consultant since his retirement in 1992 as Vice Chairman, a director and Chief Financial Officer of The Irvine Company, a major, private real estate development and investment company. He is a director of
Commercial Intertech Inc. and of Oasis Residential, Inc.   Mr.
Galvin was first elected a director of the Company in 1979.

     Lynn L. Leigh, 70, has been Senior Vice President of National-Oilwell, a manufacturer and international supplier of oilfield equipment and services, since October 1993, prior to which he had been President and Chief Executive Officer of Hydril Company, a manufacturer of high performance products for petroleum drilling and production, since 1991. From 1988 to 1991, Mr. Leigh was a consultant to the oil and gas industry. Mr. Leigh was first elected a director of the Company in 1981.

                  DIRECTOR - WITH TERM OF OFFICE
       EXPIRING AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS

     Sidney A. Shuman, 83, is a retired Corporate Vice President and director of Baker International Corporation. Mr. Shuman was first elected a director of the Company in 1977.


BOARD OF DIRECTORS AND COMMITTEES

     The Company's Board of Directors currently consists of twelve members and will consist of eleven members following the 1996
Annual Meeting of Stockholders. The Board has five standing committees. During 1995, the Board of Directors held four meetings. Further information concerning the Board's standing committees appears below.

     EXECUTIVE COMMITTEE - The Company's Executive Committee consists of five directors: Lynn L. Leigh, Chairman, Edward J. Campbell, Peter T. Flawn, John M. Galvin and C. Russell Luigs. The Executive Committee has the authority to exercise all the powers of the Board which may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Executive Committee did not meet during 1995.

     AUDIT COMMITTEE - The Company's Audit Committee consists of five non-employee directors: Edward J. Campbell, Chairman, Thomas
W. Cason, Peter T. Flawn, Lynn L. Leigh and William R. Thomas. Audit Committee meetings are attended by members of the Committee, the Company's independent auditors and the head of the Company's internal audit staff. In addition, the Audit Committee meets privately with the Company's independent auditors at least once a year. The Committee recommends the firm of independent auditors for each fiscal year, approves the nature of the professional services provided by the independent auditors prior to performance of such services, and reviews the independence of the auditors. The Committee also reviews the scope of work and the reported results of the Company's internal auditors and confers with management from time to time on financial reporting and internal control matters. During 1995, the Audit Committee held four meetings.

     COMPENSATION COMMITTEE - The Company's Compensation Committee consists of five non-employee directors: Donald B. Brown, Chairman, Patrick M. Ahern, John M. Galvin, Paul J. Powers and Sidney A. Shuman. The Compensation Committee makes recommendations to the Board regarding remuneration arrangements for senior management and directors, adoption of compensation plans in which officers and directors are eligible to participate and the grant of stock options or other benefits under any such plans. The Compensation Committee held four meetings during 1995.

     FINANCE COMMITTEE - The Company's Finance Committee consists of five non-employee directors: John M. Galvin, Chairman, Patrick
M. Ahern, Edward J. Campbell, Thomas W. Cason and William R. Thomas. The Committee reviews the Company's annual financial plan, makes recommendations to the Board of Directors regarding material capital expenditures, acquisitions and financings contemplated by the Company and advises with respect to the Company's external financial relationships. During 1995, the Finance Committee held four meetings.

     NOMINATING COMMITTEE - The Company's Nominating Committee
consists of five non-employee directors:   Peter T. Flawn,
Chairman, Donald B. Brown, Lynn L. Leigh, Paul J. Powers and Sidney
A. Shuman. The Nominating Committee, which held four meetings during 1995, recommends to the Board of Directors those persons it believes should be nominees for election as directors. In this connection, the Committee considers the performance of incumbent directors in determining whether they should be nominated to stand for reelection. The Committee will consider qualified nominees recommended by stockholders. Any such recommendation for the 1997 election of directors should be submitted in writing to the Corporate Secretary of the Company at 777 North Eldridge Road, Houston, Texas 77079.

     During 1995, each director of the Company attended at least
75% of the meetings of the Board and committees of the Board on which he served.


DIRECTOR COMPENSATION

     Directors of Global Marine Inc. who are not employees of the Company or any of its subsidiaries receive a retainer of $6,000 per quarter for their services as directors. They also receive $900 plus expenses for each regular Board meeting attended, $1,500 plus expenses for each special meeting of the Board attended, and $500 plus expenses for each meeting of any committee of the Board attended, in each case other than telephonic meetings. Directors who are employees of the Company do not receive directors' fees.

     Under the Company's 1990 Non-Employee Director Stock Option Plan, options to purchase shares of the Company's Common Stock are granted to directors who, as of the date of grant, are not employees of the Company or any of its subsidiaries and have not been such employees for any part of the preceding fiscal year. At present, all of the directors except Messrs. Luigs and Martin are eligible non-employee directors.

     Each person who becomes eligible to receive a grant of stock options under the Non-Employee Director Stock Option Plan receives an initial 10,000 share option on the date he first achieves such eligibility. Each person who receives an initial 10,000 share option and remains eligible automatically receives additional options to purchase 3,000 shares on the adjournment date of each subsequent annual meeting of stockholders beginning with the first annual meeting following the calendar year of the initial grant. All such options have an exercise price equal to the fair market value per share at the date the option is granted. Upon joining the Board in August 1995, Messrs. Cason and Powers each automatically received an initial grant of options under the plan to purchase 10,000 shares of Common Stock at the per share exercise price of $5.625, and, upon adjournment of the annual meeting in May 1995, Messrs. Ahern, Brown, Campbell, Flawn, Galvin, Leigh, Shuman and Thomas each automatically received a grant of options under the plan to purchase 3,000 shares of Common Stock at the per share exercise price of $4.5625. Upon the expiration of unexercised options granted under the plan, new options may be granted with respect to the shares covered by such expired options.

     The exercise price for each share of Common Stock subject to an option granted under the Non-Employee Director Stock Option Plan is the fair market value per share at the date the option is granted and must be at least equal to the par value of the stock.
Each option becomes exercisable for fifty percent of the shares covered thereby on the anniversary of the date of grant in the first calendar year after the year of grant and for the remaining fifty percent on the anniversary of the date of grant in the second calendar year after the year of grant, or, if earlier by not more than ten days, on the day before the annual meeting of stockholders in each such year. If a participant's service as a non-employee director terminates by reason of disability, death, the failure of the Board to nominate him for reelection other than for cause, or his ineligibility for reelection pursuant to the Company's by-laws, any options that are then exercisable may be exercised for up to one year after the date of the disability, death or termination.
If his service terminates because he decides not to stand for re-election, his options may be exercised for up to three months after the termination, and, if his service terminates for any other reason, including for cause as defined in the plan, his options may be exercised for up to five business days after the termination. In no event, however, may options under the plan be exercised after their expiration, which is not later than ten years from the date of grant. Options are non-transferable otherwise than by will or the laws of descent and distribution.

     Option prices and the number and kinds of shares covered by the Non-Employee Director Stock Option Plan and by options under the plan are subject to adjustments in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like changes in the Company's capital structure. In addition, the right to exercise all options remaining unexercised under the plan shall accelerate, so that such options will become immediately exercisable, upon (i) any acquisition of more than fifty percent of the voting power of the Company's stock by any person or persons acting as a group for purposes of acquiring such stock, (ii) the occurrence of a change in the membership of the Board of Directors during any consecutive two-year period, excluding changes due to death or disability, so that individuals who constitute the Board at the beginning of such period cease to constitute a majority of the Board, (iii) the shares subject to options becoming subject to delisting by the New
York Stock Exchange or a successor exchange in respect of the number of publicly held shares or the number of stockholders holding one hundred shares or more, (iv) approval by the Board of Directors of the sale of all or substantially all of the Company's assets, or (v) approval by the Board of any merger, consolidation, issuance of securities or purchase of assets which would result in an event described in (i), (ii) or (iii) above. However, the Board's Compensation Committee, as constituted prior to any such occurrence, may, upon such occurrence, in general determine that the options shall terminate and that the holders thereof shall be paid cash in an amount equal to the difference between the option exercise price and the fair market value of the stock before the occurrence.

     The 1990 Non-Employee Director Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which consists of non-employee members of the Board.
However, the Committee's administrative functions are ministerial in view of the plan's explicit provisions, including those relating to eligibility for option grants and predetermination of the timing, amounts and exercise price of such grants.

     The termination date of the Non-Employee Director Stock Option Plan is May 8, 2001. The Board of Directors may at any time amend, suspend or terminate the plan, but options granted before any termination or suspension may continue to be exercised according to their terms. Rights and obligations under any option granted under the plan may not be adversely affected by any amendment without the consent of the option holder. In addition, no amendment may be made without the approval of the Company's stockholders that will increase the total number of shares available for options under the plan, change the manner of determining the option exercise price, increase the ten-year maximum term of the options, modify the plan's eligibility provisions, or materially increase the benefits accruing to participants, unless such stockholder approval is not required in order for options granted under the plan to continue to be exempt from the operation of Section 16(b) of the Securities Exchange Act of 1934.

     Non-employee directors are participants in the Retirement Plan for Outside Directors. The Company believes this plan enables it to attract and retain outside directors, who render necessary and important services. Under the Retirement Plan for Outside Directors, each participant vests in an annual retirement benefit equal to a percentage of the highest annual basic retainer fee for directors in effect at any time during the one-year period preceding the termination of his Board service. The percentage, which is based on the participant's full years of service as an outside director during all periods on and after August 1, 1989, is 20% after one year of service up to 100% after five years of service. A participant becomes 100% vested upon termination of service due to death or disability, and each participant then serving as an outside director becomes 100% vested upon a "change of control," which is defined as any acquisition of more than fifty percent of the voting power of the Company's stock by any entity or by any group acting in concert. A participant may begin receiving his vested benefit upon his termination of service due to disability or, if later, upon the later of his attainment of age 65 or his termination of service as a director. The benefit is payable to the participant or his beneficiary over a period, up to a maximum of 15 years, equal to the period the participant served as an outside director, provided that a beneficiary, or a director who terminates his service due to disability or within one year following a change of control, may receive the benefit in a lump sum. The Board of Directors may at any time amend, suspend or terminate the plan. However, a participant's accrued rights under the plan may not be adversely affected by any such amendment, suspension or termination without the participant's consent.

     All of the Company's current directors except Messrs. Luigs and Martin, who are employees of the Company, are participants in the Retirement Plan for Outside Directors. Each participant other than Messrs. Cason and Powers had five full years of credited service as of December 31, 1995 for purposes of determining the vested benefit under the plan. Messrs. Cason and Powers do not have any full years of credited service as of December 31, 1995 for purposes of determining the vested benefit.

EXECUTIVE COMPENSATION


     The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries during each of the last three years of the Company's
Chief Executive Officer and its other four most highly compensated executive officers during 1995:


                                  SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                       COMPENSATION
                                                                           AWARDS
                                                                         SECURITIES
NAME AND                             ANNUAL COMPENSATION                 UNDERLYING            ALL OTHER
PRINCIPAL POSITION            YEAR       SALARY         BONUS(1)          OPTIONS(2)        COMPENSATION(3)
                                           ($)             ($)                (#)                 ($)
C. Russell Luigs,             1995       $498,333        $200,000            200,000             $11,178
Chairman of the Board,        1994       $478,750        $100,000            175,000             $ 9,900
President and Chief           1993       $463,750        $ 80,000            200,000             $ 9,665
Executive Officer

Jerry C. Martin,              1995       $273,333        $ 85,000            120,000             $ 3,750
Senior Vice President and     1994       $253,958        $ 70,000            100,000             $ 3,750
Chief Financial Officer       1993       $241,250        $ 57,000            150,000             $ 4,607

John G. Ryan,                 1995       $270,652        $ 85,000            120,000             $ 4,620
Chairman and Chief            1994       $250,882        $ 70,000            100,000             $ 4,494
Executive Officer, Global     1993       $235,000        $ 59,500            150,000             $ 5,243
Marine Drilling Company,
and Corporate Secretary

Gary L. Kott,                 1995       $239,417        $ 65,000             80,000             $ 6,606
President and Chief           1994       $232,750        $ 40,000             75,000             $ 6,174
Operating Officer, Global     1993       $229,167        $ 35,000            100,000             $ 6,569
Marine Drilling Company

Jon A. Marshall,              1995       $222,917        $ 75,000             90,000             $ 4,377
Group Vice President and      1994       $196,879        $ 70,000             75,000             $ 4,239
President, Challenger         1993       $184,167        $ 45,000            100,000             $ 4,745
Minerals Inc.


(1) In order to further encourage stock ownership by executive officers, bonuses based on service during 1993 and 1994 were paid to executive officers, including the five named in the table, in shares of the Company's Common Stock under the Company's Stock Option and Incentive Plan, net of the required tax withholdings. For bonuses based on 1995 service, executive officers could elect between payment in cash or such shares of Common Stock. Bonuses based on service during each year were awarded in the following year, and the dollar amounts included in the table in respect of stock are the stock's fair market values (average of high and low market prices) on the respective award dates.

(2)  Expressed in terms of the numbers of shares of the Company's
     Common Stock underlying options granted during the years indicated.

(3) The amounts indicated under "All Other Compensation" for 1995 consist of (a) amounts contributed by the Company to match a portion of the employees' contributions under the Company's 401(k) Savings Incentive Plan (Mr. Luigs, $3,750; Mr. Martin, $3,750; Mr. Ryan, $3,750; Mr. Kott, $3,750; and Mr. Marshall,
     $3,750), plus (b) insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officers (Mr. Luigs, $7,428; Mr. Ryan, $870; Mr. Kott, $2,856; and Mr. Marshall, $627).


EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL
ARRANGEMENTS

     In February 1995, the Company entered into an employment agreement with Mr. Luigs that terminates in April 1998. The agreement specifies a minimum annual base salary of $500,000. In the event Mr. Luigs is removed from his position as Chief Executive Officer for reasons other than willful and material misconduct deliberately harmful to the Company, or in the event of a substantial alteration in the nature of his position, termination of his employment agreement, or his termination due to disability, Mr. Luigs would be entitled to salary continuation and retirement benefit accrual for a period of two years, and he would be entitled to group insurance continuation until the sooner of two years or such time as similar benefits are provided through other employment. Mr. Luigs would also be entitled to the foregoing benefits upon his termination or resignation within one year following the acquisition of securities representing, or other control of, 35% or more of the voting power of the Company by any person or group of persons working in concert. In the case of a termination due to disability, the amount of salary to be continued would be reduced by an amount equal to certain disability benefits.

     The Company also has severance agreements with certain key executive officers. The agreements provide for a severance payment if employment is terminated by the Company for reasons other than misconduct harmful to the Company. The payment would also be made if employment is terminated by the individual within six months following a reduction in his base salary, a substantial alteration in the nature of his position, or his office being moved from Houston, Texas without his consent, or within one year following the acquisition of 35% or more of the voting power of the Company by any person or group of persons acting in concert, or in the event of termination due to disability, in which case the amount would be reduced by an amount equal to certain disability benefits. The payment would consist of salary continuation and the continuation of medical, dental and life insurance benefits for a period of two years following such termination of employment, based on the individual's highest base salary and benefits at any time within the nine months immediately preceding such termination. Among the executive officers covered by such agreements are Messrs. Martin, Ryan, Kott, and Marshall.

     Outstanding option agreements under the Company's 1989 Stock Option and Incentive Plan provide that the right to exercise all options remaining unexercised under such agreements shall accelerate, so that such options will become immediately exercisable, upon any acquisition of more than 50% of the voting power of the Company's stock by any entity or group acting in concert for purposes of acquiring such stock. The occurrence of a change of control as defined in the trust established for the Executive Supplemental Retirement Plan requires that the Company fund the trust in full as discussed under "Retirement Plans," below. In addition, the vesting of outstanding options under the Company's 1990 Non-Employee Director Stock Option Plan and the vesting of retirement benefits under the Company's Retirement Plan for Outside Directors can accelerate upon the occurrence of certain events in connection with a change-in-control as outlined in the discussion of those plans under "Director Compensation," above.


OPTION GRANTS

  The following table provides details regarding the stock options indicated in the Summary Compensation Table as having been granted to the named executive officers in 1995. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full ten-year term of the options. For comparative purposes, also shown are the total gains that could be realized over a ten-year period by the Company's stockholders. No gain to the optionees is possible without an increase in the stock price which will benefit all stockholders proportionately.


                                                  OPTION GRANTS IN 1995

                      Individual Grants

                      Number of     Percent
                       Shares       of Total                                      Potential Realizable Value at Assumed
                      Underlying    Options         Exercise                  Annual Rates of Stock Price Appreciation for
                       Options      Granted to      or Base                                   Option Term(2)
                      Granted(1)    Employees        Price          Expira-          0%           5%            10%
Name                    (#)         in 1995       ($ per share)    tion Date        ($)          ($)            ($)

C. R. Luigs            200,000       9.33 %          $3.625        2-14-2005    $      0     $    455,949   $  1,155,463
J. C. Martin           120,000       5.60 %          $3.625        2-14-2005    $      0     $    273,569   $    693,278
J. G. Ryan             120,000       5.60 %          $3.625        2-14-2005    $      0     $    273,569   $    693,278
G. L. Kott              80,000       3.73 %          $3.625        2-14-2005    $      0     $    182,379   $    462,185
J. A. Marshall          90,000       4.20 %          $3.625        2-14-2005    $      0     $    205,177   $    519,958
All Stockholders(3)      N/A          N/A            $3.625           N/A       $      0     $375,817,425   $952,395,141

(1) All options granted to the named officers were granted at exercise prices equal to the average of the high and low per share market prices of the Company's Common Stock, $.10 par value per share, on the date of grant. All options were granted on February 14, 1995. Each option granted during 1995 first became exercisable one year after its date of grant as to 50% of the underlying shares and first becomes exercisable two years after its date of grant as to the remaining 50%.
            The right to exercise unexercised options is subject to acceleration in certain circumstances as described under "Employment Agreements and Severance and Change-in-Control Arrangements," above. The Company's Board of Directors or the Compensation Committee of the Board may from time to time adjust or reduce the exercise prices of outstanding options, provided that the exercise price must be at least equal to the par value of the underlying stock. Options are non-transferable other than by will or the laws of descent and distribution.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Based on 164,850,784 shares of the Company's Common Stock outstanding on February 14, 1995, using the $3.625 average of the stock's high and low market prices on that date as the base price.


OPTION EXERCISES AND YEAR-END VALUES

  The following table shows option exercises by the named executive officers during 1995, as well as the number of shares underlying all exercisable and non-exercisable stock options held by the named executive officers as of December 31, 1995. Also reported are the year-end values for their unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such options and the year-end market price of the Common Stock.


                                      AGGREGATED OPTION EXERCISES IN 1995
                                          AND YEAR-END OPTION VALUES

                  Number of
                   Shares
                  Underlying                       Number of Securities Underlying           Value of Unexercised In-The-
                   Options           Value         Unexercised Options at Year-End           Money Options at Year-End
                  Exercised         Realized(1)                   (#)                                     ($)
Name                 (#)              ($)           Exercisable     Unexercisable           Exercisable     Unexercisable
C. R. Luigs        233,333          $1,267,707       1,075,417         287,500              $6,530,445       $1,429,688
J. C. Martin       100,000          $  690,625         540,000         170,000              $3,055,000       $  846,250
J. G. Ryan         208,333          $1,380,728         416,667         170,000              $2,150,523       $  846,250
G. L. Kott         140,000          $  958,125         352,500         117,500              $1,717,813       $  583,438
J. A. Marshall           0          $        0         348,400         127,500              $2,097,725       $  634,688

(1) The value realized reflects the spread between the exercise price of such options and the sale price of the shares of common stock received upon exercise if such shares were sold in an exercise/sell transaction or the spread between the exercise price of such options and the fair market value of the shares of common stock received upon exercise if such shares were held following exercise.

LONG TERM INCENTIVE AWARDS

  The following table provides details regarding long term incentive awards to the named executive officers in 1995, which are discussed in the Report of the Compensation Committee of the Board of Directors on Executive Compensation in this Proxy Statement.
The table includes the number of shares underlying each award, the time period until payout of the award, and the number of shares of the estimated payout. Awards are dependent on the performance of the Company for the three-year period ending December 31, 1997 as measured by cumulative earnings before interest, taxes, depreciation and amortization, earnings per share in 1997, and stock price growth. Shares of the Company's Common Stock underlie each award and are allocated among the performance criteria. A portion of the award allocated to each criterion will be earned only if a pre-established threshold level of performance is achieved. After reaching the threshold, the amount of the award increases up to the full amount of the award allocated to that criterion if a pre-established target level of performance is achieved.

                              1995 LONG-TERM INCENTIVE AWARDS

                                                                      Estimated Future Payouts Under
                     Number of Shares         Performance or          Non-Stock Price-Based Plans(1)
                         Units or              Other Period                            Target/
                       Other Rights          Until Maturation          Threshold       Maximum
Name                        (#)                 or Payout                  (#)           (#)
C. R. Luigs              100,000                 3 Years                 25,000        100,000
J. C. Martin              50,000                 3 Years                 12,500         50,000
J. G. Ryan                50,000                 3 Years                 12,500         50,000
G. L. Kott                25,000                 3 Years                  6,250         25,000
J. A. Marshall            25,000                 3 Years                  6,250         25,000

(1) Expressed in terms of numbers of shares of the Company's Common Stock. Estimated future payout amounts assume threshold or target levels of performance are achieved under all performance criteria. Although twenty percent of each award is based on stock price growth, the shares underlying that portion of each award are included in the estimated future payouts columns in order to report total estimated future payouts under the plan.


RETIREMENT PLANS

     The following table shows the estimated annual pension benefits payable on a single straight life annuity basis to a covered participant at normal retirement age (age 65), including both benefits payable under the Company's qualified defined benefit pension plan (the Retirement Plan for Employees) and benefits payable under the Company's nonqualified supplemental defined benefit pension plans (the Benefit Equalization Retirement Plan and the Executive Supplemental Retirement Plan), which cover the five executive officers named in the Summary Compensation Table. The nonqualified supplemental plans provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The estimated benefits shown are based on remuneration covered by the plans and years of service with the Company and its subsidiaries.


                                  PENSION PLAN TABLE
                                            YEARS OF SERVICE
REMUNERATION                 15         20         25          30           35
$150,000                 $ 75,000    $ 75,000   $ 75,000    $ 83,367    $ 98,034
$200,000                 $100,000    $100,000   $100,000    $113,034    $133,034
$250,000                 $125,000    $125,000   $125,000    $143,034    $168,034
$300,000                 $150,000    $150,000   $150,000    $173,034    $203,034
$350,000                 $175,000    $175,000   $175,000    $203,034    $238,034
$400,000                 $200,000    $200,000   $200,000    $233,034    $273,034
$450,000                 $225,000    $225,000   $225,000    $263,034    $308,034
$500,000                 $250,000    $250,000   $250,000    $293,034    $343,034
$550,000                 $275,000    $275,000   $275,000    $323,034    $378,034
$600,000                 $300,000    $300,000   $300,000    $353,034    $413,034
$650,000                 $325,000    $325,000   $325,000    $383,034    $448,034


     Under the Company's pension plans, annual retirement benefits are based on a participant's average annual compensation (for executive officers, the amounts shown under "Salary" and "Bonus" in the Summary Compensation Table) during the period of five consecutive years in which an employee's compensation is greatest during the fifteen years prior to such employee's retirement (in the case of the Retirement Plan for Employees and the Benefit Equalization Retirement Plan) and during the thirty-six month period during which an employee's compensation is greatest (in the case of the Executive Supplemental Retirement Plan). The benefits shown in the Pension Plan Table reflect an offset as provided for under the Benefit Equalization Retirement Plan for Social Security benefits. The Company has contributed a portion of its anticipated obligation under the nonqualified supplemental plans to trusts established for those plans. The trusts are so-called "rabbi trusts," the assets of which are available to pay claims of Company creditors in the event of the Company's insolvency or bankruptcy. The trust for the Executive Supplemental Retirement Plan requires that the Company fund the trust in full upon a "change of control" as defined in the trust.

     The full years of credited service as of December 31, 1995 for purposes of determining the entitlement to retire with a benefit under all plans and for purposes of determining the benefit under the Retirement Plan for Employees and the Benefit Equalization Retirement Plan for each of the individuals named in the Summary Compensation Table are: Mr. Luigs, 18 years; Mr. Martin, 16 years; Mr. Ryan, 13 years; Mr. Kott, 17 years; and Mr. Marshall, 16 years. Mr. Luigs has declined participation in the Benefit Equalization Retirement Plan and has waived all rights to receive benefits under such plan. The full years of employment under the Executive Supplemental Retirement Plan as of December 31, 1995 for purposes of determining the benefit under that plan for individuals named in the Summary Compensation Table are: Mr. Luigs, 18 years; Mr. Martin, 10 years; Mr. Ryan, 9 years; Mr. Kott, 17 years; and Mr. Marshall, 3 years. The Pension Plan Table assumes that years of service for a particular individual are the same under all plans and that thirty-six month and five-year average annual compensation are the same.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report concerning the specific factors, criteria and goals underlying decisions on awards and payments of compensation to each of the executives named in the Summary
Compensation Table is provided by the Compensation Committee of the Company's Board of Directors.

               REPORT OF THE COMPENSATION COMMITTEE
       OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee, composed entirely of outside directors, is responsible for oversight and administration of:

      1) the Company's compensation policies and programs, and

      2) specific salary, incentive, stock option and long term incentive awards to senior executive officers, including the Chief Executive Officer and all of his direct reports, which include the other four officers named in the Summary Compensation Table.

    COMPENSATION POLICIES AND PROGRAMS

        The Compensation Committee's goals are to develop and maintain compensation programs that preserve and enhance shareholder value. The Compensation Committee therefore has designed the Company's executive compensation program so that it:

      * Motivates executives toward effective long-term strategic management of the Company's assets and operations through stock programs which focus executives' attention on increasing shareholder value as measured by the Company's stock price, stock performance relative to the peer group, and earnings performance;

      * Rewards effective, efficient ongoing management of Company operations through annual incentives which are tied to operating, financial and strategic goals established each year; and

      * Provides the ability to attract and retain the quality of executives needed, through competitive compensation levels.

       The Company's executive compensation program includes base salary, annual management incentive awards, stock options, and long-term incentive awards, each of which is tied to individual performance. The Committee intends to make awards and take actions under these programs considering the overall costs and benefits to the Company. Specifically, the Committee intends to take actions required to preserve the tax deductibility of executive pay under Section 162(m) of the Internal Revenue Code, other than long-term incentive awards granted in 1994 and 1995, and to consider tax deductibility in making future awards to senior executives. The Committee is advised periodically by a nationally recognized, independent compensation consultant on competitive salary levels, bonus practices, and stock programs of leading drilling contractors.

       In evaluating competitive compensation levels, the Committee uses a peer group comprised of the same companies used for comparison in the Cumulative Total Shareholder Return graph, consisting of ENSCO International Incorporated, Nabors Industries, Inc., Noble Drilling Corporation, Parker Drilling Company, Reading & Bates Corporation, Rowan Companies, Inc., and SONAT Offshore Drilling Inc. In evaluating competitive pay, the Committee evaluates company performance, salary levels, bonus levels and annual vesting of options and/or restricted stock in the long-term incentive plans of competing drilling contractors. The Committee has established a goal of matching the industry average of the total of salary, bonus and stock vesting rather than attempting to match compensation on a component-by-component basis. An executive compensation analysis in 1995 by the Company's independent compensation consultant indicated that the total of the Chief Executive Officer's salary, bonus and value of stock vesting was third-lowest among all peer group companies, and the total salary, bonus and stock vesting of the second-highest paid executive was also below the average of the peer group.

    ANNUAL COMPENSATION

       BASE SALARY: The Compensation Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and, considering the Chief Executive Officer's recommendation, determines an appropriate salary level for each officer. No specific mathematical formula or weighing of factors is used in evaluating officer salaries. The Committee does, however, give primary weight to Company performance and industry conditions. If overall Company performance warrants officer salary increases, the performance of each officer is evaluated, considering primarily business results in his area of responsibility and his particular contribution to overall Company performance, but also considering advancements in the executive's managerial skills. For a given year, the Company's achievements that are given the most weight are those that will benefit the Company's long-term financial performance.

        ANNUAL MANAGEMENT INCENTIVE AWARDS: The Compensation Committee has designed an Annual Management Incentive Award Plan to reward executives and managers, other than a group of six senior executive officers that includes the five named in the Summary Compensation Table. Bonus awards under the Plan are based on the Company's performance in relation to goals established at the outset of each year. For 1995, the Plan was based on operating cash contribution: 6% of operating cash contribution in excess of a $57 million threshold was reserved for the Plan, subject to an overall maximum of $3.5 million and an additional limit of 40% of salary as the maximum payout to any one participant. For 1995, the operating cash contribution exceeded $57 million, so incentive awards were granted. The individual performance of the 129 eligible employees was considered in allocating the awards.

        The Compensation Committee also granted incentive bonus awards to those senior officers who are not covered by the Plan, such awards approximating the same percentage of salary as the average percentage of salary of awards under the Plan. In allocating individual incentive bonus awards to these senior executive officers in respect of 1995 service, the Compensation Committee:

      1. reviewed the individual performance of each officer, giving particular weight to the Company's strategic achievements discussed below under "Compensation of Chief Executive Officer" and the officer's contributions to those achievements; and

      2. considered the accomplishments of each senior executive officer in his area of responsibility.

        Based on these reviews, which did not involve any specific formula or weighing of factors, and with consideration given to competitive peer group total compensation levels, incentive bonus awards were approved by the Committee.

        Incentive bonus awards may be paid in cash or in shares of the Company's common stock, or in a combination thereof. As with base salary, incentive bonus awards are not guaranteed.

    LONG-TERM COMPENSATION

        STOCK OPTIONS: The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value, and the Committee has established a policy of awarding stock options each year based on the continuing progress of the Company as well as on individual performance. All stock option awards shown in the Summary Compensation Table for the past three years were made at fair market value at the time of grant so that holders will benefit from such options only when, and to the extent the stock price increases after the option grant.

       In February 1995, the Compensation Committee approved annual stock option grants to executive officers and other key employees, including the five named in the Summary Compensation Table. In making these awards, the Committee considered the amount and terms of prior stock option awards. The 1995 option awards were made to 90 employees and covered approximately 1.65 million shares of underlying common stock, which was up from the approximately 1.48 million shares covered by the 1994 annual grants. The increase in total, although not tied to any formula, was based on substantial improvements in operating results during 1994 as compared to 1993, despite a difficult market. Revenues increased 33% (to a total of $359 million) and net income increased by $27.8 million, producing year-end net income of $1.3 million. The Committee recognized the role of the executive officers and other key employees in accomplishing these results, all of which had important long-term implications for the Company.

       The performance of individual executive officers and other key employees was considered in allocating 1995 stock option grants, which were recommended by the Chief Executive Officer and approved by the Committee. In allocating individual stock option grants to senior executive officers, the Chief Executive Officer and the Compensation Committee reviewed and considered essentially the same areas of individual performance mentioned above with respect to incentive awards, taking into account the areas of Company performance discussed above and each individual's contributions.

       LONG-TERM INCENTIVE AWARDS: In 1994, after reviewing a comprehensive analysis of stock plans utilized by peer group companies, which was provided to the Committee by the Company's independent compensation consultant, the Compensation Committee determined that, in order to provide competitive compensation and to motivate senior executives towards effective long-term strategic management of the Company's assets and operations, the Company should utilize long-term incentive awards more directly tied to performance for its six senior executive officers, including the five named in the Summary Compensation Table. Accordingly, in May 1994 the Committee approved an initial grant of long-term incentive awards under the Company's 1989 Stock Option and Incentive Plan based on Company performance for the three-year period ending December 31, 1996. In February 1995, the Committee approved grants of long-term incentive awards based on Company performance for the three-year period ending December 31, 1997. The total amount of these awards and their allocation among the six senior executive officers were based on the same considerations discussed above with respect to stock option grants.

       The long-term incentive awards granted in 1995 are dependent on Company performance for the three-year period ending December 31, 1997, as measured by three long-term performance criteria: cumulative earnings before interest, taxes, depreciation and amortization; earnings per share in 1997; and stock price growth. Shares of the Company's common stock underlie each award and are allocated among the three criteria: 40% to cumulative earnings, 40% to 1997 earnings per share, and 20% to stock price growth. No portion of the amount allocated to a criterion will be earned unless a pre-established "threshold" level of performance is achieved. Once the threshold level of performance has been achieved, the amount of the award for that criterion increases up to that criterion's full allocated amount if the pre-established "target" level of performance is achieved. The maximum amount of the award will be earned only if target level performance is achieved for all three performance criteria.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

       The Compensation Committee assesses the Company's progress and performance in connection with the compensation of all executive officers and approves salary adjustments, incentive bonus awards, stock option awards and performance-based long-term incentive awards as deemed appropriate in each officer's situation. The bases for the Committee's decisions regarding the Chief Executive Officer's 1995 compensation are described below.

       In February 1995 the Compensation Committee determined that Mr. Luigs' salary should be increased $20,000 (or 4.2%), from $480,000 to $500,000 based on the
    Company's substantial improvements in 1994 operating results as compared to 1993, which are discussed above under "Stock Options." At the same time, the Compensation Committee approved a new employment agreement with Mr. Luigs specifying a minimum annual base salary of $500,000. The Committee also approved annual stock option grants to employees, including an option grant to Mr. Luigs covering 200,000 shares. The Committee also reviewed plans for 1995 and established goals for the 1995 Management Incentive Award Plan, with goals stated in terms of operating cash contribution. Finally, the Committee also approved the grant of performance-based long-term incentive awards in 1995 for six senior executive officers, including the five named in the Summary Compensation Table as discussed above under "Long-Term Incentive Awards." Mr. Luigs was given the opportunity to earn up to a maximum of 100,000 shares of the Company's common stock over the three-year performance cycle ending December 31, 1997, if all long-term performance targets are achieved.

       In February 1996, the Committee noted the following improvements in operating results for 1995 as compared to 1994: revenue increased 30% to $468 million, operating income increased 131% to $60 million, net income increased from $1 million to $52 million, and net income per share increased from $.01 to $.30. The Committee determined that the Chief Executive Officer made significant contributions to these results. Based on these results and considering the Chief Executive Officer's role in achieving them, the Compensation Committee approved an incentive bonus award for Mr. Luigs of $200,000, or 40% of base salary. This award was paid in shares of the Company's common stock, net of the required tax withholdings.


     Donald B. Brown, Chairman          Patrick M. Ahern

     Edward J. Campbell                 John M. Galvin

     Paul J. Powers                     Sidney A. Shuman


    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
    PARTICIPATION

       Messrs. Ahern, Brown, Campbell, Galvin, Powers and
    Shuman served as Members of the Company's Compensation
    Committee during all or part of 1995. No current or former officer or employee of the Company serves on the Company's Compensation Committee or served on that committee at any time during 1995 or any prior year.

    CUMULATIVE TOTAL SHAREHOLDER RETURN

        The following line graph compares the changes in the cumulative total shareholder returns as of the end of each calendar year from the end of 1990 through the end of 1995, of (i) the Company, (ii) the Standard & Poor's 500 Stock Index, and (iii) a weighted index of a group of other companies in the Company's industry. The group of other companies in the same industry is comprised of:
    ENSCO International Incorporated; Nabors Industries, Inc.; Noble Drilling Corporation; Parker Drilling Company; Reading & Bates Corporation; Rowan Companies, Inc.; and SONAT Offshore Drilling Inc. The returns of each component company in the industry index have been weighted according to the respective company's stock market capitalization at the beginning of each measurement period. The percentage change in the cumulative total shareholder return for a given year for the Company and each other company represented in the graph equals cumulative dividends declared from December 31, 1990 through the end of the calendar year in question (assuming reinvestment of dividends) plus the difference between such company's per share stock price at the end of the calendar year and at December 31, 1990, divided by such per share price at December 31, 1990. The Company has not declared any dividends during the period covered by the graph.


               COMPARISON OF 1991-95 CUMULATIVE TOTAL RETURN*
           AMONG GLOBAL MARINE INC., S&P 500 INDEX & INDUSTRY INDEX
                                              DECEMBER 31,
                             1990     1991     1992    1993    1994    1995
    Global Marine Inc.        100      60        57     110      97     233
    S&P 500 Index             100     130       140     154     156     215
    Industry Peer Index       100      67        65      94      79     147


    *   Assumes $100 invested on December 31, 1990 in Global
        Marine Inc. stock, S&P 500 Index and an Industry
        Index of peer companies. Reflects month-end dividend reinvestment and annual reweighting of the Industry Peer Index portfolio.


    PROPOSAL TO AMEND 1989 STOCK OPTION AND INCENTIVE PLAN AND
    APPROVE PERFORMANCE-BASED COMPENSATION

        The Board of Directors believes that the 1989 Stock Option and Incentive Plan has been important in securing for the Company and its stockholders the benefits arising from ownership of its Common Stock by employees. The plan constitutes an important part of the compensation program for employees, providing them with an opportunity to acquire a proprietary interest in the Company and giving them an additional incentive to use their best efforts for the Company's long-term success. As of March 15, 1996, 120 persons held awards granted under the plan.

        The plan became effective February 28, 1989. At that time, the plan provided for a maximum of 7,000,000 shares of the Company's Common Stock as to which awards could be granted. At the 1991 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the plan which increased by 4,750,000 the maximum number of shares as to which awards could be granted, to a total of 11,750,000 shares. At the 1993 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the plan which increased by 6,000,000 the maximum number of shares as to which awards could be granted, to the current total of 17,750,000 shares.

        For purposes of satisfying the requirements under
    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the plan has been amended, subject to stockholder approval, to provide that no participant may be granted options, stock appreciation rights or incentive share purchase opportunities to acquire, in the aggregate, more than 20% of the total number of shares authorized under the plan, which, for example, would currently result in a limit of 3,550,000 shares. Also for purposes of satisfying the requirements of Section 162(m), the amendment clarifies that any member of the Compensation Committee serving as Administrator under the Plan must satisfy the requirements of an "outside director," as such term is described in the Code and accompanying regulations. Finally, the amendment provides that any opportunities to acquire shares which are awarded prior to the termination date of the plan shall remain in existence under their terms after the termination of the plan (the plan currently only so provides with respect to stock options).

        Based on the provisions of the plan and assuming that stockholders approve the proposed plan amendment, the Company expects that all options (provided that the exercise price is at least equal to the fair market value of the Common Stock at date of grant) and related stock appreciation rights under the 1989 Stock Option and Incentive Plan will qualify as performance-based compensation under Section 162(m). Also intended to qualify as performance-based compensation under Section 162(m) are incentive share purchase opportunities granted under the Plan in 1996 and thereafter that are contingent upon the attainment during stated performance periods of goals based on any one or more of the performance criteria listed below ("Long-Term Incentive Awards"). Under
    Section 162(m), the performance criteria on which goals are based, as well as the employees eligible to receive such compensation, and the terms of the compensation to be paid must also be approved by the Company's stockholders. Accordingly, the Company is proposing for stockholder approval the terms of the Long-Term Incentive Awards as described below.

        The Board of Directors has adopted certain performance criteria on which Company goals will be based, the attainment of which will be the basis for permitting the purchase of stock subject to a Long-Term Incentive
    Award. The criteria by which the Company's performance will be measured for the purpose of awarding performance-based compensation are: (i) earnings before interest, taxes, depreciation and amortization, (ii) earnings per share, (iii) stock price growth, (iv) net income (before or after taxes), (v) cash flow, and (vi) total shareholder return. Goals may be based on any one or more of these criteria, may be cumulative, annual or end-of-performance period goals, and may be relative to a peer group or be based on increases or changes relative to stated values. Performance-based compensation is to be paid under the 1989 Stock Option and Incentive Plan and may be paid to any employee eligible to participate in the plan. The plan provides that all officers and key employees of the Company and subsidiary corporations are eligible to participate.

        Each Long-Term Incentive Award performance period will be from three to five years and will run from January 1 of the initial year of the performance period through December 1 of the final year of the performance period.
    At the end of the performance period, the stock subject to a Long-Term Incentive Award may be purchased only to the extent the pertinent goals have been attained, as determined by the Compensation Committee. The shares subject to a Long-Term Incentive Award may be purchased by payment of the par value of the Company's Common Stock, which is $.10 per share.

        Compensation paid to covered employees that constitutes "qualified performance-based compensation" as defined under Section 162(m) of the Code would not be subject to the deduction limitation of Section 162(m). The grants of long-term incentive awards made by the Company in 1994 and 1995 will not constitute "qualified performance-based compensation" for purposes of Section 162(m).

        Subject to stockholder approval of the performance criteria listed above, the Compensation Committee granted Long-Term Incentive Awards in February 1996 to the Company's six senior executive officers, including the five named in the Summary Compensation Table. The following table shows the Long-Term Incentive Awards granted in 1996 to the Company's Chief Executive Officer, the other four most highly compensated executive officers, and all current executive officers as a group.

                  LONG-TERM INCENTIVE AWARDS

                                              MAXIMUM
                                          NUMBER OF SHARES
             NAME                         SUBJECT TO AWARD

        C. R. Luigs                             50,000
        J. C. Martin                            25,000
        J. G. Ryan                              25,000
        G. L. Kott                              12,500
        J. A. Marshall.                         12,500
        All current executives officers
             as a group (9 persons)            131,250

    No employee or director who is not an executive officer has been granted Long-Term Incentive Awards.

        The number of shares that can be purchased under the Long-Term Incentive Awards granted in 1996 is dependent on Company performance for the three-year period ending
    December 31, 1998, under three long-term performance criteria: cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings per share in 1998; and stock price growth. The shares that can be purchased are allocated 40% to cumulative EBITDA, 40% to 1998 earnings per share, and 20% to stock price growth. No portion of the amount allocated to a criterion will be earned unless a pre-established "threshold" level of performance under that criterion is achieved. Once the threshold level of performance has been achieved, the amount of the award for that criterion increases up to that criterion's full allocated amount if the pre-established "target" level of performance is achieved. The maximum amount of the award will be earned only if target level performance is achieved for all three performance criteria.

        The last reported sales price for the Company's
    Common Stock as reported on the New York Stock Exchange
    Composite Transactions Tape on March 15, 1996 was $9.75 per share.

        SUMMARY OF STOCK OPTION AND INCENTIVE PLAN.  Under
    the 1989 Stock Option and Incentive Plan, options may be granted to purchase shares of the Company's Common Stock, shares of such Common Stock may be sold at incentive prices below the market price at the time of sale, and
    stock appreciation rights may be granted.   The plan is
    administered by the Compensation Committee of the Company's Board of Directors (the "Committee"), which is made up entirely of Board members who are not employees of the Company and, therefore, are not eligible to participate in the plan. The Committee selects the participants and determines the number of shares to be optioned or sold to each participant. Participants who may be granted awards under the plan include all officers and key employees of the Company and subsidiary corporations.

        The Committee determines, in connection with each option, the exercise price, whether that price is payable in cash or shares of the Company's Common Stock, the terms and conditions of exercise, whether the option will qualify as an incentive stock option (an "Incentive Stock Option") under the Code, or a non-qualified stock option (a "Non-Qualified Stock Option"), restrictions on transfer of the option, and other provisions not inconsistent with the plan. The option price that the Committee can set for each share subject to an option depends on whether the option is a Non-Qualified Stock Option or an Incentive Stock Option. Under a Non-Qualified Stock Option, the price must be at least 50% of the fair market value of such share on the date the option is granted. Under an Incentive Stock Option, the price must be 100% of such fair market value. In each case, the exercise price of the option must be at least equal to the par value of the underlying Common Stock. Within such limits, the Committee may from time to time adjust or reduce the option prices of outstanding options. The Company presently anticipates that future grants of options under the plan will be for 10-year terms at exercise prices not less than the fair market value of the Common Stock on the date of grant. Upon the expiration of options, any shares which have not been purchased by the optionees may be subjected to newly issued options. Under Section 162(m), the maximum number of shares available to any employee under the plan will be reduced by the number of shares subject to options awarded to the employee that expire or that are subject to a reduction in the exercise price.

        As noted above, shares of the Company's Common Stock may be sold under the plan at incentive prices below the market price at the time of sale ("Incentive Stock"). The Committee is authorized to determine such incentive prices; however, Incentive Stock may not be sold under the plan at a purchase price less than the par value of the shares sold. Incentive Stock forms the basis of the Long-Term Incentive Awards.

        The Committee is authorized to grant stock appreciation rights ("SARs") to plan participants, either concurrently with the grant of options or in relation to options previously granted. Every SAR relates to a particular option (and is thus referred to as a "tandem right") and entitles the participant, upon simultaneous exercise of the option and the stock appreciation right, to receive in cash an amount equal to the difference between the exercise price of the option and the market value of the shares covered thereby. A participant holding an option with a tandem SAR may elect to receive this cash amount in lieu of the shares he would otherwise receive upon payment of the exercise price of the option. SARs generally may be exercised only at such times and to the extent the options to which they relate are exercisable, and in any event may not be exercised for six months after the date of grant. There are no currently outstanding SARs, and the Company has no plans to grant SARs in the future. In addition to SARs payable in cash, the Committee is authorized to provide in any stock option agreement that the holder may elect to receive Common Stock equal to the appreciation in value of the stock underlying each option.

        The number and kind of shares covered by the plan and by outstanding options under the plan are subject to adjustment in the event of any reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split. In addition, outstanding option agreements under the plan provide that the right to exercise all options remaining unexercised under such agreements shall accelerate, so that such options will become immediately exercisable, upon any acquisition of more than fifty percent of the voting power of the Company's stock by any entity or by any group acting in concert for purposes of acquiring such stock.

        Although the plan authorizes the Board of Directors to act on all matters with respect to which the Committee may act, as a matter of practice the Committee and not the Board acts with respect to all such matters. The Company presently expects to continue this practice indefinitely.

        The termination date of the plan is February 28, 1999. The Board of Directors may at any time amend, suspend or terminate the plan. However, the aggregate number of shares subject to the plan may not be increased (except as a result of adjustments required by changes in the Company's capitalization), and the provisions regarding eligibility for participation in the plan may not be changed, without prior approval by the Company's stockholders.

        FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of the general rules of present federal income tax law relating to the tax treatment of Incentive Stock Options, Non-Qualified Stock Options, SARs, Incentive Stock and Long-Term Incentive Awards issued under the 1989 Stock Option and Incentive Plan. The discussion is general in nature and does not take into account a number of considerations which may apply based on the circumstances of a particular participant under the plan.

        OPTIONS. Some of the options issuable under the plan may constitute "incentive stock options" within the meaning of Section 422 of the Code, while other options granted under the plan will be non-qualified stock options. The Code provides for tax treatment of stock options qualifying as incentive stock options which may be more favorable to employees than the tax treatment accorded non-qualified stock options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the stock at the time of exercise is an item of tax preference that may require payment of an alternative minimum tax.
    On the sale of shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired upon exercise before the applicable holding period expires), whereas upon exercise of a non-qualified stock option, the Company is entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment at exercise. An option exercised more than three months after an optionee's termination of employment other than upon death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Such option would be treated as a non-qualified stock option instead.

        STOCK APPRECIATION RIGHTS. The amount of any cash or the fair market value of any stock received by the holder upon the exercise of stock appreciation rights under the plan will be subject to ordinary income tax in the year of receipt, and the Company will be entitled to a deduction for such amount.

        INCENTIVE STOCK. A participant is not subject to any income tax upon the grant, contingent or otherwise, of a right to purchase shares under the plan at an incentive price below the shares' market value at the time of purchase. Upon the purchase of Incentive Stock, whether such purchase is pursuant to a Long-Term Incentive Award or otherwise, a participant generally recognizes ordinary income in an amount equal to the excess of (i) the fair market value of the shares at the time they are transferred over (ii) the price paid for the shares. Upon a sale of Incentive Stock, any difference between the sales price and the fair market value on the date of transfer of the Incentive Stock will be treated generally as capital gain or loss.

        OTHER. In general, a federal income tax deduction is allowed to the Company in an amount equal to the ordinary income recognized by a participant with respect to awards under the plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable, that the qualified performance-based compensation requirements of Section 162(m) of the Code are satisfied, and that the Company satisfies any tax reporting obligation that it has with respect to such income.

        A participant's tax basis in shares purchased under the plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of the shares. The participant's holding period for the shares begins just after the transfer of the shares. If a participant sells shares, any difference between the amount realized in the sale and the participant's tax basis in the shares is taxed as long- or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant's holding period for the shares.

        REQUISITE VOTE. The affirmative vote of the majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the plan and the performance-based compensation If such a vote is not obtained, the amendment and the Long-Term Incentive Awards granted in 1996 will not become effective. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT AND PERFORMANCE- BASED COMPENSATION, AND DULY EXECUTED PROXIES WILL BE VOTED FOR APPROVAL UNLESS OTHERWISE INDICATED THEREON.


    RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors has appointed Coopers &
    Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries for fiscal year 1996. It is intended that such appointment be submitted to the stockholders for ratification at the 1996 Annual Meeting of Stockholders. Coopers & Lybrand L.L.P. has served as the Company's auditors since the Company's formation and has no investment in the Company or its subsidiaries.

        Although the submission of this matter to the stockholders is not required by law, the Board of Directors will reconsider its selection of independent accountants if this appointment is not ratified by the stockholders. Ratification will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy.

        It is expected that representatives of Coopers &
    Lybrand L.L.P. will be present at the meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

    STOCKHOLDERS' PROPOSALS

        Pursuant to the Securities Exchange Act of 1934, as amended, and regulations thereunder, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at the Annual Meeting of Stockholders. Proposals intended to be presented at the Annual Meeting to be held in 1997 and otherwise eligible must be received at the Company's principal executive offices no later than November 29, 1996. They may be addressed to the Corporate Secretary of the Company at 777 North Eldridge Road, Houston, Texas 77079.

    OTHER MATTERS

        While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting and any postponements or adjournments thereof, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                                      GLOBAL MARINE INC.


                                      By JOHN G. RYAN
                                      Corporate Secretary

    Houston, Texas
    March 29, 1996



                                               APPENDIX I


                   [FORM OF PROXY CARD]

                    GLOBAL MARINE INC.
        PROXY SOLICITED BY THE BOARD OF DIRECTORS
    FOR THE ANNUAL MEETING OF STOCKHOLDERS - - MAY 8, 1996


    C. R. Luigs, J. C. Martin, and J. G. Ryan, and each or any of them, with full power of substitution and revocation in each, are hereby appointed as Proxies authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of GLOBAL MARINE INC. to be held at the Houston Marriott Westside Hotel, 13210 Katy Freeway, Houston, Texas on Wednesday, May 8, 1996 at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

    This proxy will be voted as specified or, if no choice is specified, will be voted FOR the election of the nominees named and FOR each of the other proposals specified herein.


    (PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN
    PROMPTLY.)

               (continued from other side)


    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING
    DARK INK ONLY (   )


    1.Election of the following nominees as directors: Messrs.
    Brown, Cason and Martin. The nominees will serve for a term of three years, as indicated in the proxy statement.

    FOR           WITHHELD       FOR ALL EXCEPT [A line follows]
    (   )          (   )          (   )

    2. Amendment of the Company's 1989 Stock Option and
    Incentive Plan and approval of performance-based compensation.

    FOR           AGAINST       ABSTAIN
    (   )          (   )          (   )

    3.Ratification of appointment of Coopers & Lybrand L.L.P.
    as independent certified public accountants for the Company and its subsidiaries.

    FOR           AGAINST        ABSTAIN
    (  )           (   )          (   )


    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
    UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
    MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF FOR
    A VOTE OF THE COMMON STOCK.

    Sign exactly as your name appears on this proxy card.
    Joint owners should each sign personally. If acting as attorney, executor, trustee, or in a representative capacity, sign name and indicate title.



    Signature                   Date




    Signature                   Date


    PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
    PROMPTLY USING THE ENCLOSED ENVELOPE.




    [FORM OF VOTING INSTRUCTION CARD, 401(k) PLAN ACCOUNTS]

                     GLOBAL MARINE INC.     [401(k) PLAN]
              CONFIDENTIAL VOTING DIRECTIONS
    FOR THE ANNUAL MEETING OF STOCKHOLDERS - - MAY 8, 1996


    The undersigned hereby directs Fidelity Management Trust Company, as Trustee under the Global Marine Savings Incentive Plan, to execute a proxy or proxies authorizing the voting of all shares of Global Marine Inc. Common Stock held in the Plan on March 15, 1996 and attributable to the undersigned's Plan account at the Annual Meeting of Stockholders of GLOBAL MARINE INC. to be held at the Houston Marriott Westside Hotel, 13210 Katy Freeway, Houston, Texas on Wednesday, May 8, 1996 at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and, in their discretion, to authorize the voting of said shares upon any other business that may properly come before the meeting.

    THE TRUSTEE WILL AUTHORIZE THE VOTING OF THE SHARES IN THE
    MANNER SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL
    AUTHORIZE VOTING THE SHARES FOR THE ELECTION OF THE
    NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS
    SPECIFIED HEREIN.

    (PLEASE INDICATE YOUR DIRECTIONS, SIGN AND DATE ON REVERSE
    SIDE AND RETURN PROMPTLY.)

               (continued from other side)

    PLEASE MARK DIRECTIONS IN OVAL IN THE FOLLOWING MANNER
    USING DARK INK ONLY ( )




    1.Election of the following nominees as directors:   Messrs.Brown, Cason
    and Martin. The nominees will serve for a term of three years, as indicated in the proxy statement.

    FOR          WITHHELD        FOR ALL EXCEPT [A line follows]
    (   )          (  )           (   )

    2.Amendment of the Company's 1989 Stock Option and Incentive
    Plan and approval of performance-based compensation.

    FOR          AGAINST         ABSTAIN
    (   )          (   )          (   )

    3.Ratification of appointment of Coopers & Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries.

    FOR          AGAINST         ABSTAIN
    (   )          (   )          (   )

    IN ITS DISCRETION, THE TRUSTEE MAY AUTHORIZE THE VOTING OF
    SAID SHARES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
    BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS
    THEREOF FOR A VOTE OF THE COMMON STOCK.

    Sign exactly as your name appears on this card. If acting as attorney, executor, trustee, or in a representative capacity, sign name and indicate title.

    Signature            Date


    PLEASE INDICATE YOUR DIRECTIONS, DATE, AND SIGN EXACTLY AS
    YOUR NAME APPEARS ON THIS CARD.
    PROMPTLY RETURN USING THE ENCLOSED ENVELOPE.





                                                  APPENDIX II





                      GLOBAL MARINE INC.

             1989 STOCK OPTION AND INCENTIVE PLAN


     1. THE PLAN. There is hereby established the Global Marine Inc. 1989 Stock Option and Incentive Plan (the "Plan"), under which options may be granted to purchase shares of the common stock, $.10 par value, of Global Marine Inc. (the "Company"), under which shares of such common stock may be sold at incentive prices below the market price at the time of sale, and under which stock appreciation rights may be granted.

     2. AMOUNT OF STOCK. An aggregate of seven million (7,000,000) shares of common stock may be issued upon exercises of options, stock appreciation rights, or upon purchases at such incentive prices, or both. Such shares may be authorized but unissued shares, or shares held in the treasury or outstanding shares purchased from their owners, on the market or otherwise. If the outstanding shares of the Company's common stock are from time to time increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the number and kind of shares which may be issued upon exercise of options granted or upon purchase under the Plan. If any option granted under the Plan shall terminate for any reason or expire before such option is exercised in full, or if any shares sold under the Plan are reacquired by the Company by reason of any right to reacquire such shares established at the time the shares were initially sold, the shares previously reserved for issuance upon exercise of such option or the shares so reacquired shall again become available for purposes of the Plan. The aggregate fair market value of the stock subject to one or more incentive stock options (within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended) first exercisable by any individual in any calendar year under this Plan (or under all such plans of Global Marine Inc. and its subsidiary corporations) shall not exceed $100,000, determined as of the time the option is granted.

     3.  ADMINISTRATION.

     (a) The Plan shall be administered by the Board or Directors of the Company or by a Committee appointed by the Board of Directors which shall include not less than three Directors of the Company, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors may from time to time remove members from or add members to the Committee.  Vacancies on the Committee, however caused, shall be
filled by the Board of Directors.   Acts of the Committee may be
authorized by a vote of the members if (i) at a meeting, held at a time and place and in accordance with rules adopted by the Committee, at which a majority of the members of the Committee are present and acting, or (ii) reduced to and approved in writing by a majority of the members of the Committee.

     (b) Subject to the express terms and conditions of the Plan, the Board of Directors, and the Committee, if it exists, shall have full power to construe the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration, and the exercise of these powers by the Board of Directors or the Committee, as the case may be, shall be conclusive and binding upon all participants in the Plan, present, past and future.

     (c) The Board of Directors or the Committee may from time to time determine to which officers or other employees eligible for selection as participants in the Plan, if any, options shall be granted or shares sold under the Plan, the number of shares which may be issued upon exercise of any such option, or which may be sold to each participant, the purchase price or prices per share, and the means of payment for the shares.

     (d) The Board of Directors or the Committee may from time to time, with the consent of the participant, adjust or reduce the option price of options held by such participant by cancellation of such options and granting of options to purchase the same or a lesser number of shares at lower option prices or by modification, extension or renewal of such options, as those terms are defined in Section 425(h) of the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder.

     (e) The Board of Directors or the Committee shall report in writing to the Secretary of the Company the names of the officers or other employees selected as participants in the Plan, and the terms and conditions of the options granted or the shares sold to each of them.

     4. ELIGIBILITY FOR PARTICIPATION. All officers and key employees of the Company and subsidiary corporations (including officers or employees who are members of the Company's Board of Directors, but excluding directors who are not officers or employees) shall be eligible for selection as participants in the Plan. For this purpose, a "subsidiary corporation" is a corporation so defined under Section 425(f) of the Internal Revenue Code of 1986, as amended.

     5. TERMS AND CONDITIONS OF OPTIONS. The terms and conditions of each option granted under the Plan shall be evidenced by a Stock Option Agreement executed by the Company and the participant, which shall contain the following provisions, if applicable:

         (a) The number of shares which may be issued upon exercise of the option, the exercise price or prices per share, and the means of payment for the shares.

         (b) Such terms and conditions of exercise as may be determined by the Board of Directors or the Committee.

         (c) That the option is not transferable other than by will or the laws of descent and distribution and that it is exercisable during the grantee's lifetime only by him or his guardian or legal representative.

         (d) In addition to the restrictions set forth in (c) above, such restrictions on transfer of the option, and such restrictions on transfer of the shares acquired upon exercise of the option, as may be determined by the Board of Directors or the Committee.

         (e) Such other terms and conditions not inconsistent with the Plan as may be determined by the Board of Directors or the Committee.

         (f) In the discretion of the Board of Directors or the Committee, any option granted hereunder may provide that such option may be exercised by the holder's surrender of all or part of such option to the Company in exchange for a number of shares of the Company's common stock having a total market value, as of the date of surrender, equal to the excess of
(i) the market value of the number of shares to which such option is surrendered, as of the date of surrender, over (ii) the aggregate exercise price which would otherwise be paid to the Company upon a normal exercise of the option as to the number of shares surrendered. In the event the foregoing calculation would require the issuance of a fractional share, the Company shall, in lieu thereof, pay cash in an amount equal to the market value of such fraction as of the date of surrender.

         (g) The Board of Directors or the Committee may, in its discretion, grant stock appreciation rights to participants who are concurrently being granted, or previously have been granted, options under the Plan. A stock appreciation right shall be related to a particular option (either an option previously granted to a participant or an option granted concurrently with the stock appreciation right) and shall entitle the participant, at such time or times as the related option is exercisable, and upon surrender of the then exercisable option, or part thereof, and exercise of the stock appreciation right, to receive payment of an amount determined pursuant to subparagraph (ii) of the following paragraph.

            Stock appreciation rights shall be subject to the following terms and conditions, to the terms of subsection (c) above regarding transferability, and to such other terms and conditions not inconsistent with this Plan as the Board of Directors or Committee may approve:

            (i) A stock appreciation right shall be exercisable by a a participant at such time or times, and to the extent, that the option to which it relates shall be then exercisable; provided, however, that a stock appreciation right may be exercised for cash only during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date and that the Committee may impose such other conditions on exercise as may be required to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor provision in effect at that time).

            (ii) Upon exercie of the stock appreciation right and surrender of an exercisable portion of the related option, a participant shall be entitled to receive payment of an amount determined by multiplying:

                 (1) the difference obtained by subtracting the option exercise price per share of common stock subject to the related option from the fair market value of a share of common stock of the Company on the date of exercise of the stock appreciation right, by

                 (2) the number of shares subject to the related option with respect to which the stock appreciation right shall have been exercised.

             (iii) Payment of the amount determined under subparagraph
     (ii) above generally shall be made one-half in cash and one-half in shares of common stock of the Company valued at fair market value on the date of exercise of the stock appreciation right, provided, however, that the Board of Directors or the Committee, in its sole discretion, may settle such stock appreciation right solely in such shares, solely in cash, or in some other proportion of shares and cash, and provided further, however, that in any event cash shall be paid in lieu of fractional shares.

             (iv) A stock appreciation right shall in no event be exercisable unless and until six months have elapsed from the date of grant of such stock appreciation right.

             (v) The shares and/or cash delivered or paid to a participant on the exercise of the stock appreciation right shall be issued or paid in consideration of services performed for the Company or for its benefit by the participant.

     6. LIMITATION ON PRICE FOR SHARES. No option shall be granted under the Plan, and no stock shall be sold under the Plan, at an exercise price in the case of options or a purchase price in the case of direct sales of stock less than the par value of the shares optioned or sold.

     7. PROCEEDS FROM SALES OF SHARES. The proceeds from the sale of shares under the Plan, upon exercise of options or directly, shall be added to the general funds of the Company and may thereafter be used from time to time for such corporate purposes as the Board of Directors may determine and direct.

     8. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN. The Board of Directors may at any time amend, suspend or terminate the Plan. However, no such action by the Board of Directors may be taken without the approval of the stockholders of the Company if such action increases the aggregate number of shares subject to the Plan (other than pursuant to Section 2 of the Plan), changes the provisions regarding eligibility for participation in the Plan or materially increases the benefit accruing to participants under the Plan and no amendment, suspension or termination of the Plan shall alter or impair any rights or obligations under any outstanding Stock Option Agreement without the consent of the participant.

     9. PROVISIONS FOR EMPLOYEES OF SUBSIDIARIES. In connection with the granting of any option or the sale of any shares to a participant who is an employee of a subsidiary corporation, as defined in Section 4 of the Plan, the Company may sell the shares to be optioned or sold to such employee to the subsidiary corporation which is his employer, at a price which shall be not less than the option exercise price or the purchase price of the shares to such participant, but which may be more, so that such participant's option under the Plan may be granted, or his shares under the Plan may be sold, to him directly by his employer corporation.

    10.  EFFECTIVE DATE AND TERMINATION OF THE PLAN.

    (a) The Plan shall be submitted to the creditors and stockholders of the Company in accordance with the requirements of the U.S. Bankruptcy Code as part of a plan of reorganization (the "Plan of Reorganization") in the chapter 11 case of the Company in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the "Court"). Confirmation of the Plan of Reorganization by order of the Court will constitute approval of the Plan by the stockholders of the Company, and the Plan shall become effective upon effectiveness of the Plan of Reorganization.

    (b) Unless sooner terminated by the Board of Directors, the Plan shall terminate on the date ten years after the effective date of the Plan of Reorganization, and thereupon no further options may be granted or shares sold (other than on exercise of previously granted options under the Plan) without thereby affecting any options granted or shares sold prior to the Plan's termination.





                      GLOBAL MARINE INC.
             1989 STOCK OPTION AND INCENTIVE PLAN


                       FIRST AMENDMENT



         The Global Marine Inc. 1989 Stock Option and Incentive
    Plan (the "Plan") is hereby amended, effective November 1, 1990, as follows:

         1. Paragraph (c) of Section 3 of the Plan is hereby amended entirety to read as follows:

         "(c) The Board of Directors or the Committee may from time to time determine to which officers or other employees eligible for selection as participants in the Plan, if any, options shall be granted or shares sold under the Plan, the number of shares that may be issued upon exercise of any such option, or that may be sold to each such participant, the purchase price or prices per share, and the means of payment for the shares, determined in each case in accordance with the provisions of the Plan and any other applicable provisions."

         2.    Paragraph (a) of Section 5 of the Plan
    is hereby amended in its entirety to read as follows:

         "(a) The number of shares that may be issued upon exercise of the option, the purchase price or prices per share, and the means of payment for the shares; provided, however, that, notwithstanding any other provision of the Plan to the contrary, the purchase price or prices of each share of the Company's common stock subject to any option under the Plan shall be determined as follows:

              (i)  The price of each share subject to an
          incentive stock option (within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended) under the Plan shall be 100% of the fair market value of such share on the date the option is granted. The purchase price of each share subject to a nonquaiified stock option under the Plan shall be determined by the Board of Directors or the Committee prior to granting the option. The Board of Directors or the Committee shall set the purchase price for each share subject to a nonquaIified stock option at either the fair market value of each share on the date the option is granted, or at such other price as the Board of Directors or the Committee in its sole discretion shall determine; provided, however, that in no event shall the purchase price of a share subject to a nonqualified stock option under the Plan be less than 50% of the fair market value of such share on the date the option is granted.

                 (ii) The fair market value of a share on a particular date shall be deemed to be the average (mean) of the reported "high" and "low" sales prices for such shares as reported in The Wall Street Journal's NYSE-Composite Transactions listing for such day (corrected for obvious typographical errors), or, if such shares are not reported in such listing, then the average of the reported "high" and "low" sales prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded, or, if such shares are not listed or traded on any national securities exchange, then the average of the reported "high" and "low" sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if such prices shall not be reported thereon, the average between the closing bid and asked prices so reported, or, if such prices shall not be reported, then the average closing bid and asked prices reported by the National Quotation Bureau Incorporated, or, in all other cases, the value established by the Board of Directors or the Committee in good faith."

           (3) Terms used in this Amendment and not defined herein are used herein as they are defined in the Plan. References in the Plan to "this Plan" (and indirect references such as "hereof' and "herein") are amended to refer to the Plan as amended by this Amendment.

           (4) Except as expressly amended hereby, the Plan shall remain in full force and effect.



                        GLOBAL MARINE INC.
               1989 STOCK OPTION AND INCENTIVE PLAN


                         SECOND AMENDMENT




         The Global Marine Inc. 1989 Stock Option and Incentive Plan, as heretofore amended by the First Amendment thereto (the "Plan"), is hereby further amended as follows, effective upon approval of this Amendment by the stockholders of Global Marine Inc. at said company's 1991 Annual Meeting of Stockholders or any adjournment thereof:

         1. The first sentence of Section 2 of the Plan is hereby amended in its entirety to read as follows:

           "An aggregate of eleven million seven hundred fifty thousand (11,750,000) shares of common stock may be issued upon exercises of options or stock appreciation rights, or upon purchases at such incentive prices, or both."

         2. Terms used in this Amendment and not defined herein are used herein as they are defined in the Plan. References in the Plan to "this Plan" (and indirect references such as "hereof" and "herein") are amended to refer to the Plan as amended by this Amendment.

         3. Except as expressly amended hereby, the Plan shall remain in full force and effect.






                        GLOBAL MARINE INC.
               1989 STOCK OPTION AND INCENTIVE PLAN


                         THIRD AMENDMENT



         The Global Marine Inc. 1989 Stock Option and Incentive Plan, as heretofore amended by the First Amendment and the Second Amendment thereto (the "Plan"), is hereby further amended as follows, effective upon approval of this Amendment by the stockholders of Global Marine Inc. at said company's 1993 Annual Meeting of Stockholders or any adjournment thereof:

         1. The first sentence of Section 2 of the Plan is hereby amended in its entirety to read as follows:

           "An aggregate of seventeen million seven hundred fifty thousand (17,750,000) shares of common stock may be issued upon exercises of options or stock appreciation rights, or upon purchases at such incentive prices, or both."

         2. Terms used in this Amendment and not defined herein are used herein as they are defined in the Plan. References in the Plan to "this Plan" (and indirect references such as "hereof" and "herein") are amended to refer to the Plan as amended by this Amendment.

         3. Except as expressly amended hereby, the Plan shall remain in full force and effect.





                        GLOBAL MARINE INC.
               1989 STOCK OPTION AND INCENTIVE PLAN


                         FOURTH AMENDMENT



         The Global Marine Inc. 1989 Stock Option and Incentive
Plan, as heretofore amended (the "Plan"), is hereby further amended as follows, effective February 14, 1995:

         1. Section 5 of the Plan is hereby amended by adding subsection (h) thereto, said subsection (h) to be and read as follows:

                 "(h) The Company may require any participant exercising an option or stock appreciation right or purchasing shares of common stock hereunder to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect thereof. The Board of Directors or the Committee may, in its discretion, permit or require the participant to satisfy such obligation to reimburse the Company by (i) making a cash payment to the Company, (ii) having the Company deduct the required amount from any cash compensation that the Company or any of its subsidiaries may owe the participant, (iii) having the Company withhold from shares issuable in the related transaction, or surrendering the right to acquire, either a specified number of shares or shares having a specified value, in each case with a value not in excess of the participant's related tax liability, (iv) tendering shares previously issued pursuant to the Plan or other shares of the Company's common stock owned by the participant, or (v) combining any or all of the foregoing in any fashion."

         2. Terms used in this Amendment and not defined herein are used herein as they are defined in the Plan. References in the Plan to "this Plan" (and indirect references such as "hereof" and "herein") are amended to refer to the Plan as amended by this Amendment.

         3. Except as expressly amended hereby, the Plan shall remain in full force and effect.





                       GLOBAL MARINE INC.
               1989 STOCK OPTION AND INCENTIVE PLAN


                         FIFTH AMENDMENT



           The Global Marine Inc. 1989 Stock Option and Incentive
Plan, as heretofore amended by the First through Fourth Amendments thereto (the "Plan"), is hereby further amended as follows, effective upon approval of this Amendment by the stockholders of Global Marine Inc. at said Company's 1996 Annual Meeting of
Stockholders or any adjournment thereof:

         1. The first sentence of Paragraph (a) of Section 3 of the Plan is amended in its entirety to read as follows:

         "The Plan shall be administered by the Board of Directors of the Company or by a Committee appointed by the Board of Directors which shall include not less than three Directors of the Company, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Treasury Regulation Section 1.162-27(e)(3)."

         2. A new Paragraph (i) is added to Section 5 of the Plan to read as follows:

           "(i) Notwithstanding anything herein to the contrary, no participant may be granted options or other rights to purchase, in the aggregate, more than 20% of the shares of common stock authorized under the Plan, subject to adjustment as provided in Section 2. In the event of an increase in the number of shares authorized under the Plan, the 20% limitation will apply to the increased number of shares authorized."

         3. Paragraph (b) of Section 10 of the Plan shall be amended in its entirety, to read as follows:

           "(b) Unless sooner terminated by the Board of Directors, the Plan shall terminate on the date ten years after the effective date of the Plan of Reorganization, and thereupon no further options may be granted or shares sold (other than on exercise of previously granted options under the Plan or under previously granted opportunities, whether conditional or not, to acquire shares under the Plan) without thereby affecting any options or other opportunities to acquire shares granted or shares sold prior to the Plan's termination."

         4. Terms used in this Amendment and not defined herein are used herein as they are defined in the Plan. References in the Plan to "this Plan" (and indirect references such as "hereof" and "herein") are amended to refer to the Plan as amended by this Amendment.

         5. Except as expressly amended hereby, the Plan shall remain in full force and effect.